Terex Reports First Quarter 2025 Results

•Sales of $1.2 billion and operating margin of 5.6% and 9.1% as adjusted1
•EPS of $0.31 and adjusted1 EPS of $0.83
•Return on invested capital of 15.0%
•Maintaining full-year adjusted1 EPS outlook of $4.70 to $5.10

Norwalk, CT, May 2, 2025 -- Terex Corporation (NYSE: TEX), a global industrial equipment manufacturer of materials processing machinery, waste and recycling solutions, mobile elevating work platforms, and equipment for the electric utility industry, today announced its results for the first quarter 2025.

CEO Commentary
“Our overall financial results exceeded our initial outlook for the first quarter due to strong execution in our recently acquired Environmental Solutions Group ("ESG") business within our new Environmental Services ("ES") segment which accounted for roughly one-third of our revenue in the quarter. Materials Processing ("MP") and Aerials performance was consistent with our plan to reset production levels in Q4 and Q1 to align supply with demand before returning to sequential growth in Q2,” said Simon Meester, Terex President and Chief Executive Officer. “Looking ahead, we are closely monitoring the changing geopolitical and macro environment and the potential impacts of tariffs and related factors on our business. With the addition of ESG, we are a more US-centric company than in the past and expect to produce approximately 75% of our 2025 U.S. equipment sales in the United States, which helps limit our exposure. We believe we are competitively well positioned to effectively deal with the evolving situation going forward, enabling us to maintain our 2025 EPS outlook."

First Quarter Operational and Financial Highlights
•Bookings of $1.5 billion increased 5.3% sequentially and reflects a book-to-bill of 124%, led by Aerials at 144%.
•Net sales of $1.2 billion were 4.9% lower than the first quarter of 2024. Excluding ESG, our organic revenue declined by 25% year over year in line with our expectation driven by continued channel adjustment coupled with timing of our backlog conversion.
•Operating profit was $69 million, or 5.6% of net sales, compared to $158 million, or 12.2% of net sales in the prior year. Adjusted1 operating profit was $111 million, or 9.1% of net sales for the first quarter of 2025, compared to $163 million, or 12.6% of net sales in the prior year. The year-over-year change was primarily due to the impact of lower sales volume, production adjustment and unfavorable mix within MP, partially offset by tight cost control coupled with strong performance in ES.
•Net income was $21 million, or $0.31 per share, compared to $109 million, or $1.60 per share, in the first quarter of 2024. Adjusted1 net income was $55 million, or $0.83 per share for the first quarter of 2025, compared to $118 million, or $1.74 per share, in the first quarter of 2024.
•Return on invested capital of 15.0% continues to exceed our cost of capital.

Business Segment Review

Aerials
•Net sales of $450 million were down 27.8% or $173 million year-over-year, primarily due to a return to a more customary seasonal delivery pattern and the timing of our customers' expected equipment replacement schedule. Book-to-bill in the quarter was positive at 144%.
•Operating profit of $2 million, or 0.4% of net sales, was down from $92 million, or 14.8% of net sales, in the prior year. Adjusted1 operating profit was $14 million, or 3.0% of net sales for the first quarter of 2025, compared to $93 million, or 14.9% of net sales in the prior year. The change was primarily due to lower sales volume and unfavorable absorption due to lower production volumes.

Materials Processing
•Net sales of $382 million were down 26.5% or $138 million year-over-year in line with expectations, primarily due to lower channel requirements and end-market demand across most product lines and geographies.
•Operating profit was $36 million, or 9.4% of net sales, compared to $72 million, or 13.9% of net sales, in the prior year. Adjusted1 operating profit was $38 million, or 10.0% of net sales for the first quarter of 2025, compared to $73 million, or 14.0% of net sales in the prior year. The change was primarily due to lower sales volume and unfavorable mix partially offset by cost reduction actions.

Environmental Solutions
•Net sales of $399 million were up 10.5% on a pro forma basis compared to Q1 2024, driven by growth in ESG from strong throughput and delivery of refuse collection vehicles.
•Operating profit was $56 million or 14.0% of net sales. Adjusted1 operating profit was $77 million or 19.4% of net sales for the first quarter of 2025, a 420 basis point improvement over the pro forma results in Q1 20242, reflecting improvements in both ESG and Terex Utilities.

Strong Liquidity
•As of March 31, 2025, liquidity (cash and availability under our revolving line of credit) was $1.1 billion.
•During the first quarter of 2025, Terex deployed $36 million in capital expenditures and investments to support future business growth and operational improvements.
•During the three months ended March 31, 2025, Terex returned $43 million to shareholders through dividends and the repurchase of 0.8 million shares of common stock at an average price of $41.78 per share leaving approximately $54 million available for repurchase under our share repurchase programs.

CFO Commentary
"Our Q1 results reflect the important addition of ESG to the Terex portfolio. Our ES segment that accounted for about one-third of our Q1 sales is characterized by very low cyclicality and a strong, resilient margin profile. MP and Aerials performed in line with our 2025 plans, as sales and margins are expected to improve heading into the second quarter through higher production and continued cost control," commented Jennifer Kong-Picarello, Senior Vice President and Chief Financial Officer. "We continued to execute our balanced capital allocation strategy in the quarter, returning value to shareholders while continuing to invest for longer-term organic growth. We are closely following the administration’s approach to international trade policy and the responses from countries around the world. The majority of the products we sell in the United States, we make in the United States which largely limits our exposure. Moreover, we initiated mitigation actions last year and in the first quarter of 2025 in anticipation of additional tariffs, leveraging our global capabilities to manage the impact. As a global company with a significant footprint in the United States and around the world, we have optionality and are ready to take additional actions if needed."

Full-Year 2025 Outlook
(in millions, except per share data)

Terex Outlook[3,7,8,9,11]
Net Sales[10]	$5,300 - $5,500
Segment Operating Margin[1,5]	~12%
EBITDA[1]	~$660
EPS[1,6]	$4.70 - $5.10
Free Cash Flow[1,4]	$300 - $350
FCF Conversion	~120%

Segment Net Sales Outlook[5]
	Prior Year Baseline	2025
Aerials	$2,410	(LDD)
Materials Processing	$1,902	(HSD)
Environmental Solutions[2]	$1,500	HSD
(LDD) = down low double-digits
(HSD) = down high single-digits
HSD = up high single-digits

Non-GAAP Measures and Other Items

Results of operations reflect continuing operations. All per share amounts are on a fully diluted basis.  A comprehensive review of the quarterly financial performance is contained in the presentation that will accompany the Company’s earnings conference call.

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Management believes that presenting these non-GAAP financial measures provide investors with additional analytical tools which are useful in evaluating our operating results and the ongoing performance of our underlying businesses because they (i) provide meaningful supplemental information regarding financial performance by excluding impact of one-time items and other items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating our financial results. We do not, nor do we suggest that investors, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Glossary at the end of this press release contains further details about this subject.

Conference call

The Company has scheduled a conference call to review the financial results on Friday, May 2, 2025 beginning at 8:00 a.m. ET. Simon A. Meester, President and CEO, and Jennifer Kong-Picarello, Senior Vice President and Chief Financial Officer, will host the call. A simultaneous webcast of this call can be accessed at https://investors.terex.com. Participants are encouraged to access the call 15 minutes prior to the starting time. The call will also be archived in the Event Archive at https://investors.terex.com.

1 Presented as Adjusted. Refer to the appendix for GAAP to non-GAAP reconciliation.
2 No adjustments applicable for prior year figures. Comparisons to the prior year period refer to pro forma results in Q1 2024, which include the first quarter results of the ESG business, which have been prepared to give effect to the acquisition of the ESG business had it occurred on January 1, 2024.
3 Excludes the impact of potential future acquisitions, divestitures, restructuring, tariffs, trade policies and other unusual items.
4 Capital expenditures, net of proceeds from sale of capital assets ~$120 million.
5 Excludes Corp & Other OP of ~($75) million.
6 Share Count ~66 million.
7 Depreciation / Amortization of ~$160M, inclusive of ~$80M pertaining to purchase price accounting.
8 Interest / Other Expense ~$175M.
9 Tax Rate ~20%.
10 Organic sales expected to decline by 8%-12% vs. 2024.
11 Outlook assumes easing of recently announced tariffs.

Forward-Looking Statements

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995) regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent reports we file with the U.S. Securities and Exchange Commission from time to time, in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Contingencies and Uncertainties.” In addition, when included in this press release, the words “may,” “expects,” “should,” “intends,” “anticipates,” “believes,” “plans,” “projects,” “estimates,” “will” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. We have based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties, many of which are beyond our control, include, among others:
•the imposition of new, postponed or increased international tariffs;
•our business is sensitive to general economic conditions, government spending priorities and the cyclical nature of markets we serve;
•we have a significant amount of debt outstanding and need to comply with covenants contained in our debt agreements;
•our ability to generate sufficient cash flow to service our debt obligations and operate our business;
•our ability to access the capital markets to raise funds and provide liquidity;
•our consolidated financial results are reported in United States (“U.S.”) dollars while certain assets and other reported items are denominated in the currencies of other countries, creating currency exchange and translation risk;
•the financial condition of customers and their continued access to capital;
•exposure from providing credit support for some of our customers;
•we may experience losses in excess of recorded reserves;
•we may be unable to successfully integrate acquired businesses, including the Environmental Solutions Group business;
•we may not realize expected benefits for any acquired businesses within the timeframe anticipated or at all;
•our ability to successfully implement our strategy and the actual results derived from such strategy;
•our industry is highly competitive and subject to pricing pressure;
•our operations are subject to a number of potential risks that arise from operating a multinational business, including political and economic instability and compliance with changing regulatory environments;
•changes in the availability and price of certain materials and components, which may result in supply chain disruptions;
•consolidation within our customer base and suppliers;
•our business may suffer if our equipment fails to perform as expected;
•a material disruption to one of our significant facilities;
•increased cybersecurity threats and more sophisticated computer crime;
•issues related to the development, deployment and use of artificial intelligence technologies in our business operations, information systems, products and services;
•increased regulatory focus on privacy and data security issues and expanding laws;
•litigation, product liability claims and other liabilities;
•our compliance with environmental regulations and failure to meet sustainability requirements or expectations;
•our compliance with the U.S. Foreign Corrupt Practices Act and similar worldwide anti-corruption laws;
•our ability to comply with an injunction and related obligations imposed by the U.S. Securities and Exchange Commission (“SEC”);
•our ability to attract, develop, engage and retain qualified team members;
•possible work stoppages and other labor matters; and
•other factors.

Actual events or our actual future results may differ materially from any forward-looking statement due to these and other risks, uncertainties and material factors. The forward-looking statements contained herein speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this press release to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Terex
Terex Corporation is a global industrial equipment manufacturer of materials processing machinery, waste and recycling solutions, mobile elevating work platforms (MEWPs), and equipment for the electric utility industry. We design, build, and support products used in maintenance, manufacturing, energy, minerals and materials management, construction, waste and recycling, and the entertainment industry. We provide best-in-class lifecycle support to our customers through our global parts and services organization, and offer complementary digital solutions, designed to help our customers maximize their return on their investment. Certain Terex products and solutions enable customers to reduce their impact on the environment including electric and hybrid offerings that deliver quiet and emission-free performance, products that support renewable energy, and products that aid in the recovery of useful materials from various types of waste. Our products are manufactured in North America, Europe, and Asia Pacific and sold worldwide.

Contact Information
Derek Everitt
VP Investor Relations
Email: InvestorRelations@Terex.com

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in millions, except per share data)

	Three Months Ended March 31,

	2025	2024
Net sales	$1,229	$1,292
Cost of goods sold	(999)	(995)
Gross profit	230	297
Selling, general and administrative expenses	(161)	(139)
Operating profit	69	158
Other income (expense)
Interest income	2	4
Interest expense	(43)	(15)
Other income (expense) – net	(2)	(10)
Income (loss) before income taxes	26	137
(Provision for) benefit from income taxes	(5)	(28)
Net income (loss)	$21	$109

Earnings (loss) per share:
Basic	$0.32	$1.62
Diluted	$0.31	$1.60
Weighted average number of shares outstanding in per share calculation
Basic	66.3	67.0
Diluted	66.9	67.9

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	March 31, 2025	December 31, 2024

Assets
Current assets
Cash and cash equivalents	$298	$388
Other current assets	2,138	1,932
Total current assets	2,436	2,320
Non-current assets
Property, plant and equipment – net	720	714
Other non-current assets	2,684	2,696
Total non-current assets	3,404	3,410
Total assets	$5,840	$5,730

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$4	$4
Other current liabilities	1,149	1,069
Total current liabilities	1,153	1,073
Non-current liabilities
Long-term debt, less current portion	2,582	2,580
Other non-current liabilities	261	245
Total non-current liabilities	2,843	2,825
Total liabilities	3,996	3,898

Total stockholders’ equity	1,844	1,832
Total liabilities and stockholders’ equity	$5,840	$5,730

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in millions)

	Three Months Ended March 31,
	2025	2024
Operating Activities
Net income (loss)	$21	$109
Depreciation and amortization	39	15
Changes in operating assets and liabilities and non-cash charges	(81)	(158)
Net cash provided by (used in) operating activities	(21)	(34)
Investing Activities
Capital expenditures	(36)	(35)
Other investing activities, net	10	(1)
Net cash provided by (used in) investing activities	(26)	(36)
Financing Activities
Net cash provided by (used in) financing activities	(50)	71
Effect of exchange rate changes on cash and cash equivalents	7	(7)
Net increase (decrease) in cash and cash equivalents	(90)	(6)
Cash and cash equivalents at beginning of period	388	371
Cash and cash equivalents at end of period	$298	$365

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Q1
	2025		2024
		% of		% of
		Net Sales		Net Sales
Consolidated
Net sales	$1,229		$1,292
Operating profit	$69	5.6%	$158	12.2%

MP
Net sales	$382		$520
Operating profit	$36	9.4%	$72	13.9%

Aerials
Net sales	$450		$623
Operating profit	$2	0.4%	$92	14.8%

ES
Net sales	$399		151
Operating profit	$56	14.0%	15	10.1%

Corp and Other / Eliminations
Net sales	$(2)		$(2)
Operating profit	$(25)	*	$(21)	*
* Not a meaningful percentage

GLOSSARY

Non-GAAP Measures Definitions

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except share data and percentages), and are as of or for the period ended March 31, 2025, unless otherwise indicated.

2025 Outlook
The Company's 2025 outlook for earnings per share is a non-GAAP financial measure because it excludes potential future acquisitions, divestitures, restructuring, and other unusual items. The Company is not able to reconcile this forward-looking non-GAAP financial measure to its most directly comparable forward-looking GAAP financial measures without unreasonable efforts because the Company is unable to predict with a reasonable degree of certainty the exact timing and impact of such items. The unavailable information could have a significant impact on the Company's full-year 2025 GAAP financial results. This forward looking information provides guidance to investors about the Company's EPS expectations excluding unusual items that the Company does not believe is reflective of its ongoing operations.

Free Cash Flow
The Company calculates a non-GAAP measure of free cash flow. The Company defines free cash flow as Net cash provided by (used in) operating activities less Capital expenditures, net of proceeds from sale of capital assets. The Company believes that this measure of free cash flow provides management and investors further useful information on cash generation or use in our primary operations. The following table reconciles Net cash provided by (used in) operating activities to free cash flow (in millions):

Year Ending December 31, 2025 Outlook
Net cash provided by (used in) operating activities	$445
Capital expenditures, net of proceeds from sale of capital assets	(120)
Free cash flow (use)	$325

Note: 2025 Outlook free cash flow represents the mid-point of the range

GAAP to Non-GAAP Reconciliation: Q1 2025

	Q1 2025 GAAP	Accelerated Vesting / Severance	Deal Related	Purchase Price Accounting	Litigation Related	Mark-to-Market	Tariff Related	Q1 2025 Adjusted (non-GAAP)
Net Sales	$1,229	—	—	—	—	—	—	$1,229
Gross Profit	230	2	—	21	—	—	1	254
% of Sales	18.7%							20.6%
SG&A	(161)	3	5	—	10	—	—	(143)
% of Sales	(13.1%)							(11.6%)
Operating Profit	69	5	5	21	10	—	1	111
Operating Margin	5.6%							9.1%
Net Interest Income (Expense)	(41)	—	—	—	—	—	—	(41)
Other Income (Expense)	(2)	—	1	—	—	1	—	–
Income (Loss) Before Income Taxes	26	5	6	21	10	1	1	70
(Provision for) Benefit from Income Taxes	(5)	(1)	(1)	(5)	(2)	(1)	—	(15)
Effective Tax Rate	20.3%							21.0%
Net Income (Loss)	$21	4	5	16	8	—	1	$55
Earnings (Loss) per Share	$0.31	0.06	0.07	0.25	0.13	—	0.01	$0.83

GAAP to Non-GAAP Reconciliation: Q1 2024

	Q1 2024 GAAP	Accelerated Vesting / Severance	Mark-to-Market	Q1 2024 Adjusted (non-GAAP)
Net Sales	$1,292	—	—	$1,292
Gross Profit	297	—	—	297
% of Sales	23.0%			23.0%
SG&A	(139)	5	—	(134)
% of Sales	(10.8%)			(10.4%)
Operating Profit	158	5	—	163
Operating Margin	12.2%			12.6%
Net Interest Income (Expense)	(11)	—	—	(11)
Other Income (Expense)	(10)	—	6	(4)
Income (Loss) Before Income Taxes	137	5	6	148
(Provision for) Benefit from Income Taxes	(28)	(1)	(1)	(30)
Effective Tax Rate	20.5%			20.5%
Net Income (Loss)	$109	4	5	$118
Earnings (Loss) per Share	$1.60	0.07	0.07	$1.74

Segment Operating Profit and Adjusted Operating Profit: Q1 2025 and 2024

	Three Months Ended March 31,
	2025			2024
	Aerials	MP	ES	Aerials	MP	ES
Operating Profit	$2	$36	$56	$92	$72	$15
Accelerated Vesting / Severance	1	2	—	1	1	—
Purchase Price Accounting	—	—	21	—	—	—
Litigation Related	10	—	—	—	—	—
Tariff Related	1	—	—	—	—	—
Adjusted Operating Profit	$14	$38	$77	$93	$73	$15

Net Sales	$450	$382	$399	$623	$520	$151
OP Margin %	0.4%	9.4%	14.0%	14.8%	13.9%	10.1%
Adjusted OP Margin %	3.0%	10.0%	19.4%	14.9%	14.0%	10.1%

EBITDA
EBITDA is defined as earnings, before interest, other non-operating income (loss), income (loss) attributable to non-controlling interest, taxes, depreciation and amortization. The Company calculates this by subtracting the following items from Net income (loss): (Gain) loss on disposition of discontinued operations- net of tax; and (Income) loss from discontinued operations – net of tax. Then adds the Provision for (benefit from) income taxes; Interest & Other (Income) Expense; the Depreciation and Amortization amounts reported in the Consolidated Statement of Cash Flows less amortization of debt issuance costs that are recorded in Interest expense. Adjusted EBITDA is defined as EBITDA plus certain SG&A and other income/expenses.

The Company believes that disclosure of EBITDA and Adjusted EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on its ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three Months Ended March 31, 2025	LTM Ended March 31, 2025
Net income (loss)	$21	$247
Interest & Other (Income) Expense	43	140
Provision For (Benefit From) Income Taxes	5	50
Operating profit	69	437
Depreciation	17	61
Amortization	22	45
Non-Cash Interest Costs	(2)	(5)
EBITDA	$106	$538
Accelerated Vesting / Severance	5	16
Deal Related	5	7
Purchase Price Accounting	1	21
Litigation Related	10	10
Tariff Related	1	1
Adjusted EBITDA	$128	$593

Net sales	$1,229	$5,064
EBITDA Margin %	8.7%	10.6%
Adjusted EBITDA Margin %	10.4%	11.7%

ROIC
ROIC and other Non-GAAP Measures (as calculated below) assist in showing how effectively we utilize capital invested in our operations. ROIC is determined by dividing the sum of NOPAT for each of the previous four quarters by the average of Debt less Cash and cash equivalents plus Stockholders’ equity for the previous five quarters. NOPAT for each quarter is calculated by multiplying Operating profit by one minus the annualized effective tax rate as adjusted. Debt is calculated using amounts for Current portion of long-term debt plus Long-term debt, less current portion. We calculate ROIC using the last four quarters’ NOPAT as this represents the most recent 12-month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, we include the average of five quarters’ ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) thereby providing, over the same time period as the numerator, four quarters of average invested capital.

In the calculation of ROIC, we adjust operating profit, effective tax rate, and stockholders' equity to remove the effects of the impact of certain transactions in order to create a measure that is more useful to understanding our operating results and the ongoing performance of our underlying business excluding the impact of unusual items as shown in the tables below. Our management and Board of Directors use ROIC as one measure to assess operational performance, including in connection with certain compensation programs. We use ROIC as a metric because we believe it measures how effectively we invest our capital and provides a better measure to compare ourselves to peer companies to assist in assessing how we drive operational improvement. We believe ROIC measures return on the amount of capital invested in our businesses and is an accurate and descriptive measure of our performance. We also believe adding Debt less Cash and cash equivalents to Stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and ROIC highlights the level of value creation as a percentage of capital invested. As the tables below show, our ROIC at March 31, 2025 was 15.0%.

Amounts described below are reported in millions, except for the annualized effective tax rate as adjusted. Amounts are as of and for the three months ended for the periods referenced in the tables below.

	Mar '25	Dec '24	Sep '24	Jun '24	Mar '24
Annualized effective tax rate as adjusted(1)	17.5%	15.6%	15.6%	15.6%
Operating profit as adjusted	$111	$97	$127	$196
Multiplied by: 1 minus annualized effective tax rate as adjusted	82.5%	84.4%	84.4%	84.4%
Net operating profit after tax as adjusted	$92	$82	$107	$165
Debt	$2,586	$2,584	$628	$666	$724
Less: Cash and cash equivalents	(298)	(388)	(352)	(319)	(365)
Debt less Cash and cash equivalents	2,288	2,196	276	347	359
Stockholders’ equity as adjusted	1,957	1,908	1,984	1,839	1,742
Debt less Cash and cash equivalents plus Stockholders’ equity as adjusted	$4,245	$4,104	$2,260	$2,186	$2,101

(1) The annualized effective tax rate as adjusted for each 2024 period represents the adjusted full-year 2024 effective tax rate.

March 31, 2025 ROIC	15.0%
NOPAT as adjusted (last 4 quarters)	$446
Average Debt less Cash and cash equivalents plus Stockholders’ equity as adjusted (5 quarters)	$2,979

	Three months ended 3/31/25	Three months ended 12/31/24	Three months ended 9/30/24	Three months ended 6/30/24
Reconciliation of operating profit:
Operating profit as reported	$69	$53	$122	$193
Adjustments:
Accelerated vesting / Severance	5	4	5	3
Purchase price accounting	21	38	—	—
Deal related	5	2	—	—
Litigation related	10	—	—	—
Tariff related	1	—	—	—
Operating profit as adjusted	$111	$97	$127	$196

	As of 3/31/25	As of 12/31/24	As of 9/30/24	As of 6/30/24	As of 3/31/24
Reconciliation of Stockholders’ equity:
Stockholders’ equity as reported	$1,844	$1,832	$1,957	$1,824	$1,732
Effects of adjustments, net of tax:
Accelerated vesting / Severance	19	14	11	6	4
Purchase price accounting	50	32	—	—	—
Deal related	21	16	2	2	—
Litigation related	8	—	—	—	—
Mark-to-market	15	14	14	7	6
Stockholders’ equity as adjusted	$1,957	$1,908	$1,984	$1,839	$1,742

Three Months Ended March 31, 2025	Income (loss) before income taxes	(Provision for) benefit from income taxes	Income tax rate
Reconciliation of annualized effective tax rate:
As reported	$26	$(5)	20.3%
Effect of adjustments:
Accelerated Vesting / Severance	5	(1)
Purchase price accounting	21	(5)
Deal related	6	(1)
Mark-to-market	1	(1)
Litigation related	10	(2)
Tariff related	1	—
Tax related to full-year effective tax rate expectation	—	1
Tax related to Swiss deferred tax asset	—	2
As adjusted	$70	$(12)	17.5%